[EMPLOYEE NAME]

Employee ID Number

Grant Number:

APPLIED MATERIALS, INC.

NONQUALIFIED STOCK OPTION GRANT AGREEMENT

Applied Materials, Inc. (the "Company") hereby grants you, [NAME OF EMPLOYEE] (the "Employee"), an option under the Company's 1995 Equity Incentive Plan (the "Plan") to purchase shares of common stock of the Company. The date of this Agreement is [DATE] (the "Grant Date"). In general, the latest date this option will terminate is [DATE] (the "Expiration Date"). However, as provided in Appendix A (attached to this Agreement), this option may terminate earlier than the Expiration Date. Subject to the provisions of Appendix A and of the Plan, the principal features of this option are as follows:

Maximum Number of Shares
of Shares Purchasable
with this Option:[NUMBER]                     Exercise Price per Share: US $____
--------------------------                    ------------------------

Scheduled Vesting Dates:                      Number of Shares
--------------------------                    ------------------------
[DATE]                                          [NUMBER]
[DATE]                                          [NUMBER]
[DATE]                                          [NUMBER]
[DATE]                                          [NUMBER]

Event Triggering                              Maximum Time to Exercise
Option Termination                            After Triggering Event*
--------------------------                    ------------------------
Termination of Service (except as shown below)        30 days
Termination of Service due to Retirement               1 year
(age 65 or age 60 or over with at least
10 Years of Service)
Termination of Service due to Disability              6 months
Termination of Service due to death                    1 year

* However, in no event may this option be exercised after the Expiration Date (except in certain cases of the death of the Employee). In addition, the maximum time to exercise this option may be further limited by the Company where required by applicable law.

IMPORTANT:

IT IS YOUR RESPONSIBILITY TO EXERCISE THIS OPTION BEFORE IT TERMINATES.

Your signature below indicates your agreement and understanding that this option is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and termination of this option is contained in Paragraphs 1 through 5 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION, INCLUDING INFORMATION CONCERNING CANCELLATION AND TERMINATION OF THIS OPTION.

APPLIED MATERIALS, INC.                              EMPLOYEE

--------------------------                           ------------------------
[Title]                                              [Name]

APPENDIX A - TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION GRANT

1. Vesting Schedule. As of the date of this Agreement, this option is scheduled to become exercisable (vest) as to the number of shares, and on the dates shown, on the attached Nonqualified Stock Option Grant Agreement. In all cases, on any such scheduled vesting date, vesting actually will occur only if the Employee has been continuously employed by the Company or an Affiliate from the Grant Date until the scheduled vesting date (except to the limited extent provided in Paragraphs 3 and 5).

2. Modifications to Vesting Schedule.

(a) Vesting upon Change to Part-time Status. In the event that the Employee's employment with the Company or an Affiliate changes from full-time status to part-time status, and the change to part-time status lasts more than six (6) months during any rolling twelve (12) month period, the shares subject to this option that are scheduled to become exercisable during the twelve (12) months following the day the Employee first attains part-time status (as defined below) shall be determined according to the following formula (rounded to the nearest whole share):

                                   average number of
                                 hours worked per week
number of shares that would  X  during part-time status = new number of shares
have been exercisable           ----------------------    that will be exercisable
                                         40 hours

Only shares that are not yet exercisable may be modified pursuant to the preceding formula. Shares subject to this option that are no longer exercisable as a result of the change to part-time status never will vest and instead will terminate. The preceding formula will be reapplied if the Employee continues to be on part-time status following the conclusion of the twelve (12) month measurement period. The number of shares subject to this option shall be modified according to the preceding formula unless otherwise recommended by the Company's Vice President of Human Resources ("VP of HR") and approved by the Company's Chief Executive Officer ("CEO").

(i) Example 1. Employee is scheduled to vest in 100 shares on July 1, 2002. On May 1, 2001, Employee begins working 20 hours per week, and continues to work part-time for 2 months. Employee still will be scheduled to vest in 100 shares on July 1, 2002.

(ii) Example 2. Employee is scheduled to vest in 100 shares on July 1, 2002. On May 1, 2001, Employee begins working 20 hours per week, and continues to work part-time for 7 months. Employee now will be scheduled to vest in 50 shares on July 1, 2002. The other 50 shares that were scheduled to vest on July 1, 2002 never will vest and instead will terminate.

(iii) Example 3. Employee is scheduled to vest in 100 shares on December 1, 2001. On May 1, 2001, Employee begins working 30 hours per week, and continues to work part-time for 9 months. Employee therefore attains part-time status on November 2, 2001. Employee now will be scheduled to vest in 75 shares on December 1, 2001. The other 25 shares that were scheduled to vest on December 1, 2001 never will vest and instead will terminate.

For this purpose, "part-time status" means the Employee is scheduled to work less than thirty (30) hours per week for a period greater than six (6) months as determined over a rolling twelve (12) month period.

(b) Vesting upon Personal Leave of Absence. In the event that the Employee takes a personal leave of absence ("PLOA"), the shares subject to this option that are scheduled to become exercisable shall be modified as follows:

(i) if the duration of the Employee's PLOA is six (6) months or less, the vesting schedule set forth in the attached Nonqualified Stock Option Agreement shall not be affected by the Employee's PLOA.

(ii) if the duration of the Employee's PLOA is greater than six (6) months but not more than twelve (12) months, the scheduled exercisability of any shares subject to this option that are not then exercisable shall be deferred for a period of time equal to the duration of the Employee's PLOA less six (6) months unless otherwise recommended by the Company's VP of HR.

(iii) if the duration of the Employee's PLOA is greater than twelve (12) months, any shares subject to this option that are not then exercisable immediately will terminate unless otherwise recommended by the Company's VP of HR and approved by the CEO.

(iv) Example 1. Employee is scheduled to vest in shares on January 1, 2002. On May 1, 2001, Employee begins a 6 month PLOA. Employee's shares still will be scheduled to vest on January 1, 2002.

(v) Example 2. Employee is scheduled to vest in shares on January 1, 2002. On May 1, 2001, Employee begins a 9 month PLOA. Employee's shares subject to this option that are scheduled to become exercisable after November 2, 2001 will be modified (this is the date on which the Employee's PLOA exceeds 6 months). Employee's shares now will be scheduled to vest on April 1, 2002 (3 months after the originally scheduled date).

(vi) Example 3. Employee is scheduled to vest in shares on January 1, 2002. On May 1, 2001, Employee begins a 13 month PLOA. Employee's shares will terminate on May 2, 2002 unless otherwise recommended by the Company's VP of HR and approved by the CEO.

In general, a "personal leave of absence" does not include any legally required leave of absence. The duration of the Employee's PLOA will be determined over a rolling twelve (12) month measurement period. Shares subject to this option that are scheduled to vest during the first six (6) months of the Employee's PLOA will continue to vest as scheduled. However, shares subject to this option that are scheduled to vest after the first six (6) months of the Employee's PLOA will be deferred or terminated depending on the length of the Employee's PLOA. The Employee's right to exercise all shares subject to this option that remain unexercisable shall be modified as soon as the duration of the Employee's PLOA exceeds six (6) months.

3. Additional Vesting upon Retirement of Employee. In the event that the Employee is age sixty (60) or over and completes at least ten (10) Years of Service and then incurs a Termination of Service due to Retirement, the right to exercise all or a portion of any shares subject to this option that remain unexercisable immediately prior to such Retirement shall vest on the date on which the Retirement occurs as follows:

(a) if the Employee has less than fifteen (15) Years of Service as of the date of his or her Retirement, fifty percent (50%) of the shares that otherwise would have vested during the twelve (12) months immediately following the Retirement (had the Employee remained an Employee throughout such twelve (12) month period) shall vest on the Retirement date;

(b) if the Employee has at least fifteen (15) (but less than twenty (20)) Years of Service as of the date of the Retirement, one hundred percent (100%) of the shares that otherwise would have vested during the twelve (12) months immediately following the Retirement (had the Employee remained an Employee throughout such twelve (12) month period) shall vest on the Retirement date;

(c) if the Employee has at least twenty (20) (but less than twenty-five (25)) Years of Service as of the date of the Retirement, (i) one hundred percent (100%) of the shares that otherwise would have vested during the twelve (12) months immediately following the Retirement (had the Employee remained an Employee throughout such twelve (12) month period) shall accrue on the Retirement date, and (ii) fifty percent (50%) of the shares that otherwise would have vested during the second twelve (12) months following the Retirement (had the Employee remained an Employee throughout such twelve (12) month period) shall vest on the Retirement date; and

(d) if the Employee has at least twenty-five (25) Years of Service as of the date of the Retirement,  one hundred percent (100%) of the shares that otherwise would have vested during the twenty-four (24) months immediately following the Retirement (had the Employee remained an Employee throughout such twenty-four (24) month period) shall vest on the Retirement date.

"Retirement" and "Years of Service" are defined in the Plan. In general, "Retirement" means a Termination of Service by an Employee after he or she is at least age sixty (60) and has completed at least ten (10) Years of Service, and "Years of Service" means full years of employment since the Employee's last hire date with the Company or an Affiliate (but giving credit for prior service under the non-401(k) Plan principles of the Company's North American Human Resources Policy No. 2-06, or any successor thereto). In the event that any applicable law limits the Company's ability to provide additional vesting upon the Employee's retirement, this Paragraph 3 shall be limited to the extent required to comply with applicable law. Notwithstanding any contrary provision of this Agreement, if the Employee is subject to Hong Kong's ORSO provisions, this Paragraph 3 shall not apply to this option.

4. Termination of Option. In the event of the Employee's Termination of Service for any reason other than Retirement, Disability or death, the Employee may, within thirty (30) days after the date of the Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Employee's Termination of Service due to Retirement (or after attaining age 65), the Employee may, within one (1) year after the date of such Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Employee's Termination of Service due to Disability, the Employee may, within six (6) months after the date of such Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. Upon the Employee's Termination of Service, any unvested portion of this option (after applying the rules of Paragraphs 3 and 5) shall immediately terminate.

For purposes of this Agreement, "Disability" means a permanent and total disability that would qualify the Employee for benefits under the Company's long-term disability benefit plan, as amended from time to time.

5. Death of Employee. In the event that the Employee incurs a Termination of Service due to his or her death, the right to exercise one hundred percent (100%) of the shares subject to this option shall vest on the date of the Employee's death. In the event that the Employee incurs a Termination of Service due to his or her death or in the event the Employee dies after incurring a Termination of Service but before any vested portion of this option terminates in accordance with Paragraph 4 above, the administrator or executor of the Employee's estate, may, within one (1) year after the date of death, exercise any vested but unexercised portion of this option. Any transferee under this Paragraph 5 must furnish the Company in such form or manner as the Company may designate (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this option and compliance with any applicable law pertaining to the transfer, and (c) written acceptance of the terms and conditions of this option as set forth in this Agreement. In the event that any applicable law limits the Company's ability to accelerate the vesting of this option or to extend the exercise period of this option, this Paragraph 5 shall be limited to the extent required to comply with applicable law. Notwithstanding any contrary provision of this Agreement, if the Employee is subject to Hong Kong's ORSO provisions, the first sentence of this Paragraph 5 (relating to accelerated vesting upon death) shall not apply to this option.

6. Persons Eligible to Exercise Option. Except as provided in Paragraph 5 above or as otherwise determined by the Committee in its discretion, this option shall be exercisable during the Employee's lifetime only by the Employee.

7. Option is Not Transferable. Except as provided in Paragraph 5 above, this option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this option and the rights and privileges conferred hereby immediately shall become null and void.

8. Exercise of Option. This option may be exercised by the person then entitled to do so as to any shares which may then be purchased by (a) giving notice in such form or manner as the Company may designate, (b) providing full payment of the Exercise Price (and the amount of any income tax the Company determines is required to be withheld by reason of the exercise of this option or as is otherwise required under Paragraph 11 below), and (c) giving satisfactory assurances in the form or manner requested by the Company that the shares to be purchased upon the exercise of this option are being purchased for investment and not with a view to the distribution thereof. If the Employee receives a hardship withdrawal from his or her account (if any) under the Company's Employee Savings and Retirement Plan (the "401(k) Plan") for U.S. employees, this option may not be exercised during the twelve (12) month period following the hardship withdrawal (unless the Company determines that exercise would not jeopardize the tax-qualification of the 401(k) Plan).

9. Cashless Exercise Required. If the Company determines that a cashless exercise of this option is necessary or advisable, the shares subject to this option shall be sold immediately upon exercise and the Employee shall receive the proceeds from the sale, less the Exercise Price, any applicable fees and taxes or other required withholding.

10. Conditions to Exercise. Except as provided in Paragraph 9 above or as otherwise required as a matter of law, the Exercise Price for this option may be made in one (1) (or a combination of two (2) or more) of the following forms:

(a) Personal check, a cashier's check or a money order.

(b) Irrevocable directions to a securities broker approved by the Company to sell all or part of the option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any required withholding taxes. (The balance of the sale proceeds, if any, will be delivered to Employee.)

(c) Irrevocable directions to a securities broker or lender approved by the Company to pledge option shares as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the Exercise Price and any required withholding taxes.

11. Tax Withholding and Payment Obligations. The Company will assess its requirements regarding tax, social insurance and any other payroll tax withholding and reporting in connection with this option, including the grant, vesting or exercise of this option or sale of shares acquired pursuant to the exercise of this option ("tax-related items"). These requirements may change from time to time as laws or interpretations change. Regardless of the Company's actions in this regard, the Employee hereby acknowledges and agrees that the ultimate liability for any and all tax-related items is and remains his or her responsibility and liability and that the Company (a) makes no representations or undertaking regarding treatment of any tax-related items in connection with any aspect of this option grant, including the grant, vesting or exercise of this option and the subsequent sale of shares acquired pursuant to the exercise of this option; and (b) does not commit to structure the terms of the grant or any aspect of this option to reduce or eliminate the Employee's liability regarding tax-related items. In the event the Company determines that it and/or an Affiliate must withhold any tax-related items as a result of the Employee's participation in the Plan, the Employee agrees as a condition of the grant of this option to make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Employee authorizes the Company and/or an Affiliate to withhold all applicable withholding taxes from the Employee's wages. Furthermore, the Employee agrees to pay the Company and/or an Affiliate any amount of taxes the Company and/or an Affiliate may be required to withhold as a result of the Employee's participation in the Plan that cannot be satisfied by deduction from the Employee's wages or other cash compensation paid to the Employee by the Company and/or an Affiliate. The Employee acknowledges that he or she may not exercise this option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.

12. Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the shares upon any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the purchase of shares hereunder, this option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any applicable law or securities exchange and to obtain any required consent or approval of any governmental authority.

13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Stock Programs, at Applied Materials, Inc., 2881 Scott Blvd., M/S 2023, Santa Clara, CA 95050, or at such other address as the Company may hereafter designate in writing.

14. No Rights of Stockholder. Neither the Employee (nor any transferee) shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the shares issuable pursuant to the exercise of this option, unless and until certificates representing such shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (or transferee). Nothing in the Plan or this option shall create an obligation on the part of the Company to repurchase any shares purchased hereunder.

15. No Effect on Employment. The Employee's employment with the Company and its Affiliates is on an at-will basis only, subject to the provisions of applicable law. Accordingly, the terms of the Employee's employment with the Company and its Affiliates shall be determined from time to time by the Company or the Affiliate employing the Employee (as the case may be), and the Company or the Affiliate shall have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause (subject to the provisions of applicable law).

16. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Terms used and not defined in this Agreement shall have the meaning set forth in the Plan. This option is not an incentive stock option as defined in Section 422 of the Internal Revenue Code. The Company may, in its discretion, issue newly issued shares or treasury shares pursuant to this option.

17. Maximum Term of Option. Except as provided in Paragraph 5 above, this option is not exercisable after the Expiration Date.

18. Binding Agreement. Subject to the limitation on the transferability of this option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

19. Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons. The Committee shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

21. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

22. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

23. Amendment, Suspension, Termination. By accepting this option, the Employee expressly warrants that he or she has received an option to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

24. Labor Law. By accepting this option, the Employee acknowledges that: (a) the grant of this option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (b) all determinations with respect to any future grants, including, but not limited to, the times when the stock options shall be granted, the number of shares subject to each stock option, the Exercise Price, and the time or times when each stock option shall be exercisable, will be at the sole discretion of the Company; (c) the Employee's participation in the Plan is voluntary; (d) the value of this option is an extraordinary item of compensation which is outside the scope of the Employee's employment contract, if any; (e) this option is not part of the Employee's normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of this option ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying shares is unknown and cannot be predicted with certainty; (h) if the underlying shares do not increase in value, this option will have no value; (i) this option has been granted to the Employee in the Employee's status as an employee of the Company or its Affiliates; (j) any claims resulting from this option shall be enforceable, if at all, against the Company; and (k) there shall be no additional obligations for any Affiliate employing the Employee as a result of this option.

25. Disclosure of Employee Information. By accepting this option, the Employee consents to the collection, use and transfer of personal data as described in this paragraph. The Employee understands that the Company and its Affiliates hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan ("Data"). The Employee further understands that the Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia. The Employee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any shares of stock acquired upon exercise of this option of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on his or her behalf. The Employee understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the human resources department and/or the stock option administrator for his or her employer.

26. Notice of Governing Law. This option shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws.

27. Exchange Control Reporting Requirements. In the event that the Employee is subject to German exchange control law, the Employee agrees to report cross-border payments in excess of EURO 12,500, unless this reporting obligation is accomplished through a German bank involved in the transaction. The Employee also agrees to report any participation in a foreign company exceeding 10% of the total or the voting capital and any receivables or payables or debts exceeding DM 3,000,000. The monetary limits specified in this Paragraph 27 are subject to change as determined by applicable German law.

28. Notice to Directors. If the Employee is a director or shadow director of a U.K. Affiliate, the Employee agrees to notify the U.K. Affiliate in writing of his or her interest in the Company and the number of shares or rights to which the interest relates. The Employee agrees to notify the U.K. Affiliate when this option is exercised and when shares acquired under the Plan are sold. This disclosure requirement also applies to any rights or shares acquired by the Employee's spouse or child (under the age of 18).

29. Private Offer. If the Employee is a resident in Ireland, this offering is part of a private transaction; this is not an offer to the public.